Exhibit 99.1

                Merrill Lynch Reports Highest-Ever Net
       Revenues of $8.0 Billion for First Quarter 2006, up 28%

    Business Editors

    NEW YORK--(BUSINESS WIRE)--April 18, 2006--Merrill Lynch (NYSE:
MER):

    --  Net Earnings of $475 Million, $0.44 Per Diluted Share,
        Including Previously Announced One-Time Non-Cash Expenses

    --  Excluding One-Time Expenses, Diluted EPS up 36%, to $1.65

    Merrill Lynch (NYSE: MER) today reported its highest quarterly net revenues ever, at $8.0 billion, for the first quarter 2006, up 28% from the prior-year quarter and 17% from the 2005 fourth quarter. Net revenues increased both sequentially and year-over-year in all three business segments and all global regions.
    First quarter 2006 net earnings of $475 million, or $0.44 per diluted share, include $1.2 billion, after taxes, of previously announced one-time, non-cash compensation expenses. Excluding these one-time expenses, diluted earnings per share were $1.65, up 36% from $1.21 for the year-ago quarter and up 17% from $1.41 for the fourth quarter of 2005. On the same basis, first quarter 2006 net earnings were $1.7 billion, up 36% from the first quarter of 2005 and 19% from the fourth quarter of 2005; pre-tax earnings of $2.4 billion were up 41% from the first quarter of 2005 and 16% from the fourth quarter of 2005; the pre-tax profit margin for the first quarter was 29.5%; and the annualized return on average common equity was 19.1%. At the end of the first quarter, book value per share was $37.18, up 13% from the end of first quarter of 2005 and 4% from year-end 2005.

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


    As previously announced, the first quarter of 2006 results included $1.8 billion, or $1.2 billion after taxes, for the one-time, non-cash acceleration of compensation expenses arising from modifications to the retirement eligibility requirements of existing stock-based employee compensation awards and the adoption of Statement of Financial Accounting Standards No. 123 (as revised in 2004); (together "one-time compensation expenses"). Details of the one-time compensation expenses were outlined in the company's April 3, 2006 Form 8-K, and reconciliations of results both including and excluding the one-time compensation expenses appear on Attachments II and III to this release.
    Fourth quarter 2005 results included a charge of $170 million, or $102 million after taxes, for litigation-related expenses, as well as $113 million in income tax expense associated with Merrill Lynch's repatriation of $1.8 billion of foreign earnings under the provisions of the American Jobs Creation Act of 2004. These items combined to reduce earnings per diluted share in the fourth quarter of 2005 by $0.22.
    "Our revenue and operating performance overall, and for each of our three businesses, was very strong," said Stan O'Neal, chairman and chief executive officer. "Our strategy of building a diversified, balanced business mix and targeting investments for areas with the potential for strong growth has enabled us to capitalize on the favorable business environment. We remain focused on disciplined execution of our strategy."

    Business Segment Review:

    The one-time compensation expenses, before taxes, were recorded in the business segments as follows: $1.4 billion to Global Markets and Investment Banking, $281 million to Global Private Client and $109 million to Merrill Lynch Investment Managers. The following discussion of business segment results excludes the impact of these one-time expenses. A reconciliation of segment results with these amounts appears on Attachment III to this release.


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


Global Markets and Investment Banking (GMI)
-------------------------------------------

    GMI's strong first quarter 2006 results demonstrate the benefits of targeted organic and inorganic investments for diversification and profitable growth, executed with strong operating discipline in a favorable market environment.

    -- GMI's first quarter 2006 net revenues were a record $4.6 billion, up 31% from the fourth quarter and 37% from the year-ago quarter. Excluding the one-time compensation expenses, pre-tax earnings were $1.6 billion, up 41% from the year-ago quarter and the first quarter pre-tax profit margin was 34.7%.

    -- Compared with the prior-year quarter, net revenues increased in all three major businesses lines. Equity Markets net revenues increased 62%, with strong performance in every major revenue category. Debt Markets net revenues set a new record, up 26%, driven primarily by the trading of interest rate and credit products. Investment Banking net revenues were 30% higher, with increases from merger and acquisition advisory and debt origination mandates.

    -- Sequentially, Global Markets net revenues increased 42% while Investment Banking net revenues were essentially unchanged. Debt Markets net revenues increased 52%, driven primarily by the trading of credit and interest rate products. Equity Markets net revenues increased 32%, as increases in revenues from equity-linked and cash equity trading, proprietary trading and equity financing and services were partially offset by a decline in private equity revenues. Investment Banking net revenues were essentially unchanged, as an increase in debt origination revenues was offset by seasonal declines in both merger and acquisition advisory and equity origination revenues.


Global Private Client (GPC)
---------------------------


    GPC performed strongly in the first quarter of 2006, demonstrating the benefits of industry-leading scale and operating leverage in a favorable market environment. These results, in turn, continue to enable significant investments across the franchise in people, products and technology.

    -- GPC's first quarter 2006 net revenues were $2.9 billion, up 13% from the year-ago quarter. The increase was primarily driven by record fee-based revenues, record net interest profit driven by bank-related activities and stronger client transaction volumes. Excluding the one-time compensation expenses, GPC's first quarter pre-tax earnings of $646 million increased 27% from the year-ago quarter, and the pre-tax margin of 22.0% improved by over two percentage points, demonstrating the operating leverage inherent in GPC's highly scalable platform.

    -- Total assets in GPC accounts increased 12% from the year-ago quarter, to over $1.5 trillion. Excluding net outflows in the recently acquired Amvescap retirement business and the former Advest franchise prior to systems conversion, net client assets into annuitized-revenue products were $12.3 billion, and total net new money was $16.9 billion for the quarter.


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


    -- Financial Advisor (FA) headcount reached 15,350 at quarter-end, as GPC continues to actively recruit and train FAs. Turnover among FAs, particularly top producing and longer-serving FAs, remained at historical lows.



Merrill Lynch Investment Managers (MLIM)
----------------------------------------


    MLIM generated outstanding results during the first quarter of 2006, as strong relative investment performance in a favorable market drove improved net flows. MLIM also remained focused on broadening distribution and maintaining operating discipline.

    -- MLIM's first quarter 2006 net revenues were $570 million, up 38% from the 2005 first quarter. The year-over-year increase in net revenues was driven by higher asset values and robust net inflows. Excluding the one-time compensation charge, pre-tax earnings were $222 million, up 75% from the year-ago quarter, due primarily to higher net revenues. On the same basis, MLIM's pre-tax margin for the quarter was 38.9%.

    -- Firmwide assets under management totaled $581 billion at the end of the first quarter, up 21% from a year ago. Net inflows for the quarter were $15.4 billion, the highest since the second quarter of 2000, with nearly every channel across regions generating net inflows. The EMEA Pacific retail business was the most significant contributor to net flows, followed by the Americas proprietary retail and the Americas institutional channels.

    -- More than 70% of MLIM's global assets under management continued to be ahead of their respective benchmarks or category medians for the three- and five-year periods ended February 2006.

    -- During the first quarter, Merrill Lynch announced that it had entered into a definitive agreement to combine MLIM with BlackRock, Inc. (NYSE: BLK) in exchange for stock that will equate to an economic ownership interest in the combined firm of approximately 49.8%. The merger is expected to close in the third quarter of 2006, subject to regulatory and BlackRock shareholder approval.



Compensation Expenses
---------------------

    As previously announced, Merrill Lynch adopted Statement of Financial Accounting Standards No. 123 (as revised in 2004) to account for stock-based employee compensation during the first quarter of 2006. Additionally, as a result of a comprehensive review of the retirement provisions in its stock-based compensation plans, Merrill Lynch also modified the retirement eligibility requirements of existing stock awards in order to facilitate transition to more stringent retirement eligibility requirements for future stock awards. These modifications and the adoption of the new accounting standard required Merrill Lynch to accelerate the recognition of compensation expenses for the affected stock awards, resulting in the one-time compensation expenses. These changes represent timing differences and are not economic in substance.


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


    Compensation and benefits expenses were $5.8 billion for the first quarter of 2006. Excluding the one-time compensation expenses, compensation and benefits expenses were $4.0 billion, or 50.1% of net revenues for the first quarter of 2006, compared to 49.7% in the year-ago quarter.



Non-compensation Expenses
-------------------------


    Overall, non-compensation expenses were $1.6 billion for the first quarter of 2006, up 10% from the year-ago quarter and down 11% from the fourth quarter of 2005. Excluding the litigation charge of $170 million in the fourth quarter of 2005, first quarter non-compensation expenses decreased 2% sequentially.
    Non-compensation expenses as a percentage of net revenues decreased from 23.5% in the 2005 first quarter to 20.3% in the 2006 first quarter. Details of the significant changes in non-compensation expenses from the first quarter of 2005 are as follows:

    -- Communications and technology costs were $453 million, up 14%, due primarily to higher market information and communications costs and increased systems consulting costs related to investments for growth.

    -- Brokerage, clearing, and exchange fees were $248 million, up 13% due primarily to higher transaction volumes.

    -- Professional fees were $200 million, an increase of 12% due to higher legal, consulting and other professional fees.

    -- Expenses of consolidated investments totaled $47 million, a decrease of 45%, due to the deconsolidation of certain investments in 2005; and

    --  Other expenses were $229 million, up 29%.



Income Taxes
------------


    Merrill Lynch's first quarter effective tax rate was 19.9%.
Excluding the one-time compensation expenses, the effective tax rate for the first quarter of 2006 was 29.8%.



Share Repurchases
-----------------


    As part of its active management of equity capital, Merrill Lynch repurchased 25.8 million shares of its common stock for $2.0 billion during the first quarter, completing the $4 billion repurchase program authorized in April 2005 and utilizing $644 million of the additional $6 billion repurchase program authorized in February 2006.



Staffing
--------

    Merrill Lynch's full-time employees totaled 55,500 at the end of the first quarter of 2006, a net increase of 900 during the quarter.


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


    Jeff Edwards, senior vice president and chief financial officer, will host a conference call today at 10:00 a.m. ET to discuss the company's 2006 first quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available from approximately 1:00 p.m. ET today at the same web address.

    Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 36 countries and territories and total client assets of approximately $1.8 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets. Firmwide, assets under management total $581 billion. For more information on Merrill Lynch, please visit www.ml.com.

    Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, investment banking pipelines, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch's beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch's control, which affect the operations, performance, business strategy and results and could cause its actual


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results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other additional factors described in the Risk Factors section of Merrill Lynch's Annual Report on Form 10-K for the fiscal year ended December 30, 2005 and also disclosed from time to time in its subsequent reports on Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.
    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.
    Merrill Lynch may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information will be valuable to investors in gauging the quality of Merrill Lynch's financial performance and identifying trends.


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